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                                                                       EXHIBIT 8

                       [LETTERHEAD OF HUNTON & WILLIAMS]

                                 July 24, 1995




     Virginia Electric and Power Company
     One James River Plaza
     Richmond, Virginia 23219-3932

                         VIRGINIA POWER CAPITAL TRUST I
                       CERTAIN FEDERAL INCOME TAX MATTERS
                       ----------------------------------

     Gentlemen:

            We have acted as counsel to Virginia Electric and Power Company (the "Company") in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement"), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of (1) up to $140 million aggregate principal amount of Series A ___% Junior Subordinated Notes to be issued by the Company to Virginia Power Capital Trust I (the "Trust"), (2) 5,400,000 Trust Preferred Securities (liquidation amount $25 per Trust Preferred Security) to be issued by the Trust, and (3) the Company's Preferred Securities Guarantee (Guarantee). The Junior Subordinated Notes will be issued pursuant to an indenture between the Company and the trustee named therein, and the Trust Preferred Securities will be issued pursuant to an amended and restated trust agreement between the Company and the trustees named therein. The Guarantee will be issued pursuant to an agreement between the Company and the trustee named therein.

            We have reviewed copies of (1) the Registration Statement and the prospectus included therein and (2) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

            Based on the foregoing, we are of the opinion that the statements and legal conclusions contained in the Registration Statement under the caption "Certain Federal Income Tax Considerations" are correct and that the discussion thereunder does not omit any material provision with respect to the matters covered.

            We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Hunton & Williams under the caption "Certain Federal Income Tax Considerations" and "Legal Matters" in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                   Very truly yours,



                                   HUNTON & WILLIAMS